CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Aero New Innovations Fund, a series of PFS Funds, we hereby consent to all references to our firm included in or made a part of this Prospectus and Statement of Additional Information to PFS Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd. Westlake, Ohio April 1, 2010